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     For period ending 010-31-95
     File Number 811-7980

     77.C.  Matters submitted to a vote of securities holders.

                      The following matters were submitted to a vote of securities holders at the annual meeting of shareholders of Heritage U.S. Government Income Fund (the "Fund") held on May 8, 1995:

                      (1)      Election of Trustees as follows:

                                                    SHARES
                                         -----------------------------
                                                            WITHHELD
                                             FOR            AUTHORITY
                                          ---------         ---------
       Class I
         Donald W. Burton                2,955,097.933        21,863.833
         David M. Phillips               2,955,097.933        21,863.833
       Class II
         James L. Pappas                 2,955,620.933        21,340.833
         Richard K. Riess                2,955,620.933        21,340.833

       Class III
         Thomas A. James                 2,955,620.933        21,340.833
         C. Andrew Graham                2,955,120.933        21,840.833
         Eric Stattin                    2,955,097.933        21,863.833

                      (2) Approval of the Investment Advisory Agreement between the Fund and Heritage Asset Management, Inc.: 2,942,325.999 shares were voted in favor of, 21,174.078 shares were voted against, and 30,461.059 abstained from voting on the motion to approve the Investment Advisory Agreement between the Fund and Heritage Asset Management, Inc.

                      (3) Approval of the selection of Coopers & Lybrand L.L.P. as independent accountants of the Fund for the fiscal year ending October 31, 1995: 2,942,788.789 shares were voted in favor of, 15,358.708 shares were voted against, and 18,814.268 abstained from voting on the motion to approve the selection of Coopers & Lybrand L.L.P. as independent accountants of the Fund for the fiscal year ending October 31, 1995.
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